Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-191959) pertaining to the CommScope Holding Company, Inc. 2013 Long-Term Incentive Plan, Amended and Restated CommScope Holding Company, Inc. 2011 Incentive Plan, Amended and Restated CommScope, Inc. 2006 Long-Term Incentive Plan, Amended and Restated CommScope, Inc. 1997 Long-Term Incentive Plan, Andrew Corporation Management Incentive Program, and Options Granted to Non-Employee Directors Outside of a Plan of our report dated February 20, 2014, with respect to the consolidated financial statements and schedule of CommScope Holding Company, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

Charlotte, North Carolina

February 20, 2014